                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             United Rentals, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                            [LOGO] United Rentals

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

TO OUR STOCKHOLDERS:

  The Annual Meeting of Stockholders of United Rentals, Inc., will be held at The St. Regis Hotel, Two East 55th Street, New York, New York 10022, on June 1, 2000, at 10:00 a.m. local time, for the following purposes:

  1. election of three directors by the holders of the Company's Common
     Stock;

  2. election of two directors by the holders of the Company's Series A Perpetual Convertible Preferred Stock;

  3. ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000; and

  4. transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

  The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matters specified in this notice may be taken without further notice to stockholders except as may be required by the By-laws of the Company. Stockholders of record at the close of business on April 27, 2000 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ JOHN N. MILNE
                                          JOHN N. MILNE
                                          Corporate Secretary

May 1, 2000

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                                                                    May 1, 2000

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Rentals, Inc., a Delaware corporation (the "Company"), of proxies to be voted at its 2000 Annual Meeting of Stockholders to be held at The St. Regis Hotel, Two East 55th Street, New York, New York 10022, on June 1, 2000, at 10:00 a.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying materials are being mailed on or about May 1, 2000.

Record Date

  The record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Meeting has been established as the close of business on April 27, 2000.

Varying Securities Outstanding on Record Date

  Set forth below is certain information concerning the Company's outstanding voting securities.

  Common Stock. As of the Record Date, there were 72,065,712 shares of Common Stock outstanding.

  Series A Preferred. As of the Record Date, there were 300,000 shares of Series A Perpetual Convertible Preferred Stock ("Series A Preferred") outstanding. Each share of Series A Preferred is convertible into 40 shares of Common Stock (subject to adjustment). On the Record Date, the outstanding shares of Series A Preferred were convertible into an aggregate of 12,000,000 shares of Common Stock.

  Series B Preferred (Class B-1). As of the Record Date, there were 105,252 shares of Class B-1 Perpetual Convertible Preferred Stock ("B-1 Preferred") outstanding. Each share of B-1 Preferred is convertible into 33 1/3 shares of Common Stock (subject to adjustment). On the Record Date, the outstanding shares of B-1 Preferred were convertible into an aggregate of 3,508,400 shares of Common Stock.

Right to Vote

  The right of the holders of the Company's securities to vote at the Meeting is as follows:

  Election of Class 2 Directors. One of the matters to be considered at the Meeting is the election of three class 2 directors to serve for a term of three years. The holders of the Common Stock and the holders of the B-1 Preferred will have the right to vote together, as a single class, for the election of the class 2 directors. With respect to this matters, (i) each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held and (ii) each holder of record of B-1 Preferred as of the Record Date will be entitled to 33 1/3 votes for each share. The holders of the Series A Preferred will not have the right to vote on this matter.

  Election of two Directors by the Series A Preferred. One of the matters to be considered at the Meeting is the election of two directors by the holders of the Series A Preferred. Only the holders of the Series A Preferred (and not the holders of the Common Stock or the B-1 Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Series A Preferred as of the Record Date will be entitled to one vote for each share held.

  All Other Matters. The holders of the Common Stock, the Series A Preferred and the B-1 Preferred will have the right to vote together, as a single class, on all matters properly brought before the Meeting, other than election of directors. With respect to these matters, (i) each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held,
(ii) each holder of record of Series A Preferred as of the Record Date will be entitled to 40 votes for each share held and (iii) each holder of record of B-1 Preferred as of the Record Date will be entitled to 33 1/3 votes for each share held.

Quorum

  The presence at the Meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the Meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner ("Broker Shares") that are voted on any matter and abstentions will be included in determining the number of shares present. Broker Shares that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

  Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Meeting or (c) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Michael J. Nolan, Chief Financial Officer.

Cost of Solicitation

  All costs associated with soliciting proxies for the Meeting will be borne by the Company. Such proxies will be solicited by mail. In addition, such proxies may be solicited by personal interview, telephone, telex or facsimile. The Company will, upon request and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Election of Three Class 2 Directors

  The directors of the Company are divided into three classes (except for any directors that are elected by the holders of the Series A Preferred as described below). At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three year term.

  The term of office of the second class of directors will expire at the Meeting. The members of this class are currently William F. Berry, Ronald M. DeFeo and Richard J. Heckmann. The Board has nominated each of these directors to stand for reelection at the Meeting to hold office until the Company's annual meeting of stockholders in 2003 and until his successor is elected and qualified. All nominees have consented to be named and serve if elected.

  Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned three nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the Meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the Meeting by a plurality of the votes cast (i.e., the three nominees receiving the greatest number of votes will be elected as directors).

Election of Two Directors by the Series A Preferred Holders

  As described under "--Right of Holders of Series A Preferred to Elect Directors," the holders of the Series A Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on the Company's board that were elected by the holders of the Series A Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series A Preferred are currently held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, "Apollo"). The holders of the Series A Preferred have indicated to the Company that they expect to vote for the reelection of Messrs. Black and Gross as directors of the Company. Messrs. Black and Gross are affiliated with Apollo.

Information Concerning Directors and Executive Officers

  The table below identifies, and provides certain information concerning, the Company's directors (including the nominees for election at the Meeting) and executive officers:

    Name                 Age                    Positions(1)
    ----                 ---                    ------------
Bradley S. Jacobs.......  43 Chairman, Chief Executive Officer and Director
Wayland R. Hicks........  57 Vice Chairman, Chief Operating Officer and Director
John N. Milne...........  40 Vice Chairman, Chief Acquisition Officer,
                              Secretary and Director
William F. Berry........  47 President and Director(2)
Michael J. Nolan........  39 Chief Financial Officer
Robert P. Miner.........  50 Vice President, Strategic Planning
John S. McKinney........  45 Vice President, Finance and Director
Leon D. Black...........  48 Director(3)
Richard D. Colburn......  88 Director
Ronald M. DeFeo.........  48 Director
Michael S. Gross........  38 Director(3)
Richard J. Heckmann.....  56 Director
Gerald Tsai, Jr. .......  71 Director
Christian M. Weyer......  75 Director

--------
(1) For information concerning the term served by directors, see "--Right of Holders of Series A Preferred to Elect Directors" and "--Classification of Directors."
(2) Since February 1999, Mr. Berry has been on a medical leave of absence. His duties have been assumed by Wayland Hicks, to whom Mr. Berry has been reporting since September 1998.
(3) Messrs. Black and Gross were elected directors by the holders of the Series A Preferred. See "--Right of Holders of Series A Preferred to Elect Directors."

  Bradley S. Jacobs has been Chairman, Chief Executive Officer and a director of the Company since its formation in September 1997. Mr. Jacobs founded United Waste Systems, Inc. and served as its Chairman and Chief Executive Officer from its inception in 1989 until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

  Wayland R. Hicks has been Chief Operating Officer of the Company since November 1997 and a director since June 1998. He also served as President of the Company during the period from November 1997 until September 1998, when he became Vice Chairman. Mr. Hicks previously held various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-
1989). Mr. Hicks also served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

  John N. Milne has been Vice Chairman, Chief Acquisition Officer and a director of the Company since its formation in September 1997. Mr. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at

United Waste from 1990 until 1993. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

  William F. Berry joined the Company as President and a director in September 1998 following the merger of the Company with U.S. Rentals. Mr. Berry served as President and Chief Executive Officer of U.S. Rentals from 1987 until the merger and held numerous other operational and managerial positions at U.S. Rentals and a predecessor during the more than 30 years that he was employed there (1966-1998).

  Michael J. Nolan has been Chief Financial Officer of the Company since its formation in September 1997. Mr. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager. Mr. Nolan is a Certified Public Accountant.

  Robert P. Miner has been an executive officer of the Company since its formation in September 1997. He currently serves as Vice President, Strategic Planning (a position he was appointed to in July 1998) and also heads the Company's Risk Management and Safety Department. He previously served as Vice President, Finance. Mr. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October
1988) and held various executive positions at General Electric Environmental Services, Inc., Stauffer Chemical Company, and OHM Corporation.

  John S. McKinney joined the Company as Vice President, Finance and a director in September 1998 following the merger of the Company with U.S. Rentals. Mr. McKinney served as Chief Financial Officer of U.S. Rentals from 1990 until the merger and as Controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including Assistant Controller, and at the accounting firm of Arthur Andersen & Co.

  Leon D. Black became a director of the Company in January 1999. Mr. Black is one of the founding principals of (i) Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds);
(ii) Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds); and (iii) Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments). Mr. Black is also a director of Samsonite Corporation, Sequa Industries, Inc., Wyndham International, Inc., Telemundo Group Inc. and Vail Resorts, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai--NYU Medical Center, Lincoln Center for the Performing Arts, Vail Valley Foundation, Cardozo Law School, Spence School, Prep for Prep and The Asia Society.

  Richard D. Colburn became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals. Mr. Colburn was Chairman and sole shareholder of U.S. Rentals for 22 years. Mr. Colburn is a private investor.

  Ronald M. DeFeo has been a director of the Company since October 1997. Mr. DeFeo is the Chairman, Chief Executive Officer, President and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director of Case Europe.

  Michael S. Gross became a director of the Company in January 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and of Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments). Mr. Gross is also a director of Allied Waste Industries, Inc., Converse, Inc., Encompass Services Corporation, Florsheim Group, Inc., Rare Medium Group, Inc. and Saks Incorporated.

  Richard J. Heckmann has been a director of the Company since October 1997. Mr. Heckmann has served since September 1999 as Chairman of Vivendi Water, the water products group of Vivendi S.A., a worldwide utility and communications company. Mr. Heckmann joined Vivendi following Vivendi's acquisition in April 1999 of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann was Chairman, President and Chief Executive Officer of United States Filter Corporation from 1990 until its acquisition by Vivendi. Mr. Heckmann is also a director of K2 Inc. and Station Casinos Inc.

  Gerald Tsai, Jr. has been a director of the Company since December 1997. Mr. Tsai served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Saks Incorporated, Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Zenith National Insurance Corp., Satmark Media Group and IP Network.com, Inc. He also serves as a trustee of Boston University, Mount Sinai--NYU Medical Center and NYU School of Medicine Foundation Board.

  Christian M. Weyer became a director of the Company in December 1998. Mr. Weyer has been in the international banking business for 32 years and has served as President of Enerfin S.A., an international trade and financial advisory firm, since 1985. From May 1988 to December 1992, Mr. Weyer was a member of senior management at Banque Indosuez in Geneva, Switzerland, with responsibility for matters relating to commercial banking, and from 1971 to 1985, held various senior management positions at Banque Paribas and its affiliates (including President of Banque Paribas (Suisse) in Geneva during
1984). Prior to 1971, Mr. Weyer held senior management positions with Chase Manhattan Bank in Paris and in Geneva.

Right of Holders of Series A Preferred to Elect Directors

  In January 1999, the Company sold 300,000 shares of its Series A Perpetual Convertible Preferred Stock ("Series A Preferred") to Apollo.

The holders of the Series A Preferred, voting separately as a single class, have the right to elect:

  . two directors, if (as of the record date for such vote) the aggregate number of shares of Common Stock that are issuable upon conversion of Series A Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of Common Stock then held by such entities that were issued upon conversion of the Series A Preferred) is at least eight million; or

  . one director, if (as of the record date for such vote) the aggregate number of shares of Common Stock that are issuable upon conversion of Series A Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of Common Stock then held by such entities that were issued upon conversion of the Series A Preferred) is at least four million but less than eight million.

  Based on the number of shares of Series A Preferred that were held by Apollo as of the Record Date for the Meeting, the holders of the Series A Preferred have the right to elect two directors at the Meeting.

  Any director that is elected by the holders of the Series A Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

  If the holders of the Series A Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to the provisions described above, then the holders of the Series A Preferred have the right to vote for the election of directors of the Company together with the holders of the Common Stock, as a single class, with each share of Series A Preferred entitled to one vote for each share of Common Stock issuable upon conversion of such share of Series A Preferred.

Agreement Relating to Election of Directors

  Mr. Hicks' employment agreement provides that at each annual meeting of stockholders of the Company that occurs during the term of the agreement and at which Mr. Hicks' term as director is scheduled to expire, the Company will nominate Mr. Hicks for re-election as director.

Classification of Directors

  The directors of the Company (excluding any elected by the holders of the Series A Preferred) are divided into three classes as follows:

    Class 1. The member of this class are Messrs. Hicks, McKinney and Tsai. The term of office of this class will expire at the Company's annual meeting of stockholders in 2002.

    Class 2. The members of this class are Messrs. Berry, DeFeo and Heckmann. The current term of office of this class will expire at the Meeting. As described above, the Board has nominated each of these directors to stand for reelection at the Meeting for a new term that will expire at the Company's annual meeting of stockholders in 2003.

    Class 3. The members of this class are Messrs. Colburn, Jacobs, Milne and Weyer. The term of office of this class will expire at the Company's annual meeting of stockholders in 2001.

  At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three year terms and until their successors are elected and qualified.

Meetings of the Board of Directors

  During 1999, the Board of Directors of the Company met six times and acted by written consent six times. During 1999, each member of the Board of Directors of the Company attended in excess of 75 percent of (i) the total number of Board of Directors meetings held during the period for which he was a director and (ii) the total number of meetings of each committee of the Board of Directors on which the director served during the period for which he was a member.

Committees of the Board

  The Board of Directors has three standing committees: the Audit Committee, the Compensation/Stock Option Committee, and the Special Stock Option Committee. The Board of Directors does not have a Nominating Committee.

  The responsibilities of the Audit Committee include selecting the firm of independent accountants to be appointed to audit the Company's financial statements and reviewing the scope and results of the audit with the independent accountants. The members of this committee are Messrs. DeFeo, Heckmann and Tsai. The Audit Committee met four times during 1999.

  The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering any stock option plan in which officers or directors are eligible to participate and approving the grant of options pursuant to any such plan. The members of this committee are Messrs. DeFeo, Heckmann and Tsai. The Compensation/Stock Option Committee met two times during 1999.

  The responsibilities of the Special Stock Option Committee include administering any stock option plan in which officers and directors are not eligible to participate and approving the grant of options pursuant to any such plan to persons who are not officers or directors. The members of this committee are Messrs. Jacobs and Milne.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

  The table below and the notes thereto set forth as of April 11, 2000 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Common Stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to the Company to be the owner of more than 5% of the Common Stock.

                                           Number of Shares of     Percent of
                                               Common Stock       Common Stock
Name and Address(1)                      Beneficially Owned(2)(3)   Owned(3)
-------------------                      ------------------------ ------------
Bradley S. Jacobs.......................        21,450,339(4)         26.7%
Wayland R. Hicks........................           982,105(5)          1.3%
John N. Milne...........................         2,702,857(6)          3.7%
William F. Berry........................         1,381,072(7)          1.9%
Michael J. Nolan........................         1,215,577(8)          1.7%
John S. McKinney........................           932,044(9)          1.3%
Robert P. Miner.........................           483,571(10)          *
Leon D. Black...........................            30,000(11)          *
Richard D. Colburn......................        13,676,462(12)        19.0%
Ronald M. DeFeo.........................            83,000(13)          *
Michael S. Gross........................            30,000(14)          *
Richard J. Heckmann.....................           172,800(15)          *
Gerald Tsai, Jr.........................           700,001(16)          *
Christian M. Weyer......................           102,000(17)          *
All executive officers and directors as
 a group
 (14 persons)...........................        40,423,156(18)        47.6%
Apollo Investment Fund IV, L.P. and
 Apollo Overseas Partners IV L.P........        15,333,333(19)        17.5%
AXA Assurances I.A.R.D. Mutuelle, AXA
 Assurances Vie Mutuelle, AXA Conseil
 Vie Assurance Mutuelle, AXA Courtage
 Assurance Mutuelle, AXA and AXA
 Financial, Inc. (formerly known as The
 Equitable Companies Incorporated)......         5,558,474(20)         7.7%
T. Rowe Price Associates, Inc...........         4,189,500(21)         5.8%
Wellington Management Company, LLP......         4,601,430(22)         6.4%

--------
   *Less than 1%.
 (1) Unless otherwise indicated, the address is c/o the Company.
 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (4) Consists of 13,190,814 outstanding shares, 6,292,858 shares issuable upon the exercise of currently exercisable warrants and 1,966,667 shares issuable upon the exercise of currently exercisable options. Does not include 983,334 shares issuable upon exercise of options which are not currently exercisable. Mr. Jacobs has certain rights relating to the disposition of the shares and warrants owned by certain of the other officers of United Rentals as described under

    "--Certain Agreements Relating to Securities Held by Officers." By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the shares owned by such other officers of United Rentals. The shares that the table indicates are owned by Mr. Jacobs include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Excluding such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 17,466,767 shares of Common Stock (composed of 10,500,100 outstanding shares, 5,000,000 shares issuable upon the exercise of currently exercisable warrants and 1,966,667 shares issuable upon the exercise of currently exercisable options).
 (5) Consists of 165,438 outstanding shares and 816,667 shares issuable upon the exercise of currently exercisable options. Does not include 408,333 shares issuable upon exercise of options which are not currently exercisable. Also, does not include unissued shares that the Company is required to pay Mr. Hicks as part of his base salary as described under "Executive and Director Compensation--Employment Agreements and Change-In Control Arrangements."
 (6) Consists of 1,488,571 outstanding shares, 714,286 shares issuable upon the exercise of currently exercisable warrants and 500,000 shares issuable upon the exercise of currently exercisable options. Does not include 250,000 shares issuable upon exercise of options which are not currently exercisable.
 (7) Consists of 97 outstanding shares and 1,380,975 shares issuable upon the exercise of currently exercisable options. Does not include 383,333 shares issuable upon exercise of options that are not currently exercisable.
 (8) Consists of 586,529 outstanding shares, 285,715 shares issuable upon the exercise of currently exercisable warrants and 343,333 shares issuable upon the exercise of currently exercisable options. Does not include 171,667 shares issuable upon exercise of options which are not currently exercisable.
 (9) Consists of 2,887 outstanding shares and 929,157 shares issuable upon the exercise of currently exercisable options. Does not include 225,000 shares issuable upon exercise of options that are not currently exercisable.
(10) Consists of 300,714 outstanding shares, 142,857 shares issuable upon the exercise of currently exercisable warrants and 40,000 shares issuable upon exercise of currently exercisable options. Does not include 40,000 shares issuable upon exercise of options which are not currently exercisable.
(11) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 19.
(12) Consists of 13,656,462 outstanding shares and 20,000 shares issuable upon the exercise of currently exercisable options. These outstanding shares are owned by a corporation wholly owned by Mr. Colburn. Does not include 10,000 shares issuable upon exercise of options that are not currently exercisable.
(13) Consists of 3,000 outstanding shares and 80,000 shares issuable upon the exercise of currently exercisable options. Does not include 10,000 shares issuable upon exercise of options that are not currently exercisable.
(14) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 19.
(15) Consists of 92,800 outstanding shares and 80,000 shares issuable upon exercise of currently exercisable options. Does not include 10,000 shares issuable upon exercise of options that are not currently exercisable.
(16) Consists of 270,001 outstanding shares and 430,000 shares issuable upon exercise of currently exercisable options. Does not include 10,000 shares issuable upon exercise of options that are not currently exercisable.
(17) Consists of 72,000 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options.

(18) Consists of 27,453,499 outstanding shares, 6,292,858 shares issuable upon the exercise of currently exercisable warrants and 6,676,799 shares issuable upon the exercise of currently exercisable options. Does not include 2,501,667 shares issuable upon exercise of options which are not currently exercisable.
(19) Consists of 12,000,000 shares issuable upon conversion of outstanding shares of Series A Preferred and 3,333,333 shares issuable upon conversion of outstanding shares of B-1 Preferred. Of the shares indicated, (i) 13,055,707 shares are owned by Apollo Investment Fund IV, L.P. ("AIFIV") and (ii) 2,277,626 shares are owned by Apollo Overseas Partners IV, L.P. ("Overseas IV"). Apollo Advisors IV, L.P. ("Advisors IV") is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. ("Capital Management IV") is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors
     IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.
(20) The information for the indicated companies is as of December 31, 1999, and is based on information in a Schedule 13G that such companies jointly filed with the SEC. The indicated companies have (i) sole voting power with respect to 266,771 of the indicated shares, (ii) shared voting power with respect to 5,098,300 of such shares, (iii) sole dispositive power with respect to 5,368,781 of such shares and (iv) shared dispositive power with respect to 189,693 of such shares. The shares are beneficially owned by subsidiaries of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated) as follows: (1) Alliance Capital Management L.P. owns 5,177,570 shares (with sole voting power with respect to 75,560 shares, shared voting power with respect to 5,098,300 shares, and sole dispositive power with respect to 5,177,570 of such shares); (2) Donaldson, Lufkin & Jenrette Securities Corporation owns 189,693 shares (with no voting power and shared dispositive power with respect to all of such shares); (3) The Equitable Life Assurance Society of the United States owns 145,200 shares (with sole voting and sole dispositive power with respect to all of such shares); and (4) Wood Struthers & Winthrop Management Corporation owns 46,011 shares (with sole voting and sole dispositive power with respect to all of such shares). Each of the aforementioned subsidiaries operates under independent management and makes independent voting and investment decisions. The address for AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris France. The address of AXA Conseil Vie Assurance Mutuelle is 100-101 Terrasse Boieldieu, 92042 Paris La Defense France. The address for AXA Courtage Assurance Mutuelle is 26 rue Louis le Grand, 75002 Paris France. The address for AXA is 9 Place Vendome, 75001 Paris France. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.
(21) The information for T. Rowe Price Associates, Inc. ("Price Associates") is as of December 31, 1999, and is based on information in a Schedule 13G filed by Price Associates with the SEC. Price Associates has sole dispositive power with respect to all of the indicated shares and has sole voting power with respect to 747,800 of such shares. Such shares are owned by various individual and institutional investors for which Price Associates serves as investment advisor. Price Associates disclaims beneficial ownership of such shares. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(22) The information for Wellington Management Company, LLP ("Wellington") is as of December 31, 1999, and is based on information in a Schedule 13G prepared by Wellington. Wellington has shared voting power with respect to 4,398,167 of the indicated shares and has shared dispositive power with respect to all of the indicated shares. Such shares are owned by various clients of Wellington for whom Wellington serves as investment advisor.

Certain Agreements Relating to Securities Held By Officers

  Prior to the Company's initial public offering, certain executive officers and other employees of the Company purchased Common Stock (and in certain cases warrants) from the Company in private placements. All shares of Common Stock and warrants purchased by the executive officers and other employees of the Company prior to the Company's initial public offering (and any shares of Common Stock acquired upon exercise of such warrants) are referred to as the "Private Placement Securities."

  Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with the Company and Mr. Jacobs that provides that (1) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such holder a pro rata portion of such holder's Private Placement Securities at then prevailing prices, and (2) except for sales that may be required to be made as aforesaid, the holder shall not (without the prior written consent of the Company) sell or otherwise dispose of the Private Placement Securities owned by such holder (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate, depending on the individual, in either September or October 2002.

  Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has also agreed pursuant to such agreements that the Company, in its sole discretion, may (1) prior to September 1, 2005, repurchase the Private Placement Securities owned by such holder in the event that such holder breaches any agreement with the Company or acts adversely to the interest of the Company and (2) repurchase such Private Placement Securities without any cause (provided that such repurchase right without cause has lapsed with respect to two-thirds of the securities and will lapse with respect to the balance on the third anniversary of the date of such agreements). The amount to be paid by the Company in the event of a repurchase will be equal to (1) in the case of Messrs. Milne, Nolan and Miner, $9.125 per share of Common Stock and $0.625 per warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased and (2) in the case of any other holder of Private Placement Securities, the amount originally paid by such holder for such securities plus an amount representing a 10% annual return on such amount.

  There are currently approximately 3,983,572 Private Placement Securities that are subject to the aforementioned agreements (comprised of 2,690,714 outstanding shares and 1,292,858 shares that may be acquired pursuant to currently exercisable warrants). These securities include the following securities held by the current executive officers and directors of the
Company: John N. Milne (1,428,571 outstanding shares and warrants to purchase 714,286 shares); Michael J. Nolan (571,429 outstanding shares and warrants to purchase 285,715 shares); and Robert P. Miner (285,714 outstanding shares and warrants to purchase 142,857 shares).

  Mr. Hicks has agreed that he will not transfer any shares of Common Stock that are issued to him as compensation pursuant to his employment agreement for a one-year period following the date of issuance. See "Executive and Director Compensation--Employment Agreements and Change-In-Control Arrangements."

                      EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

  The following table sets forth for the periods indicated information concerning the compensation of the chief executive officer of the Company and the four most highly compensated executive officers of the Company (other than the chief executive officer) during 1999.

                          Summary Compensation Table

                                                       Long Term
                                                      Compensation
                           Annual Compensation(1)      on Awards
                         ---------------------------- ------------
                                                       Securities
Name and Principal                                     Underlying     All Other
Position                 Year(2) Salary($)   Bonus($)  Options(#)  Compensation($)
------------------       ------- ---------   -------- ------------ ---------------
Bradley S. Jacobs.......  1999    350,000    550,000                    1,500(4)
 Chief Executive Officer  1998    290,000    450,000   2,950,000        1,500(4)
                          1997     97,039
Wayland R. Hicks........  1999    400,000(3) 400,000                  180,094(5)
 Chief Operating Officer  1998    400,000(3) 325,000     775,000        1,500(4)
                          1997     47,692                450,000
John N. Milne...........  1999    225,000    400,000                    1,500(4)
 Chief Acquisition        1998    190,000    325,000     750,000        1,500(4)
  Officer                 1997     58,558
Michael J. Nolan........  1999    175,000    300,000                    1,500(4)
 Chief Financial Officer  1998    175,000    200,000     515,000        1,212(4)
                          1997     58,558
William F. Berry........  1999    225,000    200,000                    1,500(4)
 President                1998     56,250    300,000     575,000

--------
(1) The only type of other annual compensation for each of the named officers was in the form of perquisites and other personal benefits which were in each case less than the level required for reporting.

(2) The Company commenced operations in August 1997. The officers named in the table commenced employment with the Company as follows (i) Messrs. Jacobs, Milne and Nolan have been employed by the Company since its formation in August 1997, (ii) Mr. Hicks commenced employment on November 14, 1997 and
    (iii) Mr. Berry commenced employment on September 29, 1998.

(3) Mr. Hicks' employment agreement provides that, commencing in 1998, his base salary is payable 50% in cash and 50% in Common Stock (valued at the average closing sales price of the Common Stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). Pursuant to this provision, Mr. Hicks' 1999 and 1998 salary was paid in the form of $200,000 of cash in each year and 8,200 and 7,238 shares of Common Stock in 1999 and 1998, respectively.

(4) Represents the Company's matching contribution under its 401(k) plan.

(5) Represents payment and reimbursement of moving expenses of $178,594 and the Company's matching contribution under its 401(k) plan in the amount of $1,500.

Options

  The following table summarizes the options exercised in 1999 by the executive officers named in the Summary Compensation Table above and the number and value of all options held by such executive officers at the end of 1999.

                        Value Of Options at End of 1999

                                                      Number of Securities      Value of Unexercised
                                                     Underlying Unexercised         In-the-Money
                           Shares                      Options at Year end       Options at Year End
                          Acquired                  ------------------------- -------------------------
Name                     on Exercise Value Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------------- ----------- ------------- ----------- -------------
Bradley S. Jacobs.......                             1,566,667    1,383,334   $5,468,752   $2,734,373
Wayland R. Hicks........                               741,667      483,333    3,452,086    1,726,039
John N. Milne...........                               400,000      350,000    1,406,250      703,125
Michael J. Nolan........                               268,333      246,667      906,248      453,127
William F. Berry........   981,057     $9,271,025    1,380,975      383,333      468,750      937,500

Compensation of Directors

  Directors who are also employees of the Company are not paid additional compensation for serving as directors. Each non-employee director of the Company is paid as follows: (i) up to $2,500 per day for each meeting of the Board of Directors that the director attends and (ii) $1,000 for each meeting of any committee of the Board of Directors that the director attends. Non-employee directors are also reimbursed for expenses. In addition, non-employee directors were granted options in 1999 as indicated in the table below.

                         Number of Securities
                          Underlying Options
      Name of Director     Granted in 1999    Exercise Price Per Share($)
      ----------------   -------------------- ---------------------------
      Leon D. Black             30,000                  30.375
      Michael S. Gross          30,000                  30.375
      Gerald Tsai, Jr.         100,000                  26.125

Employment Agreements and Change-in-Control Arrangements

  The Company has entered into employment agreements with each of the executive officers of the Company named in the Summary Compensation Table above. Certain information with regard to these agreements is set forth below.

  Base Salary. The executive officers named in the Summary Compensation Table above are currently being paid base salary at a rate per annum as follows: Mr. Jacobs ($485,000), Mr. Hicks ($450,000), Mr. Milne ($335,000), Mr. Nolan
($285,000), and Mr. Berry ($225,000). These salary levels reflect increases approved by the board, from time to time, and are above the minimum salary levels originally provided for by these agreements (except in the case of Mr. Berry). The base salary payable to Mr. Hicks is payable 50% in cash and 50% in Common Stock (valued at the average closing sales price of the Common Stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). Shares of Common Stock issued to Mr. Hicks are subject to certain restrictions on transfer as described under "Security Ownership of Certain Beneficial Owners and Management--Certain Agreements Relating to Securities Held by Officers."

  Bonus. The agreements do not provide for mandatory bonuses. However, the agreements provide that, in addition to the compensation specifically provided for, the Company may pay such salary increases, bonuses or incentive compensation as may be authorized by the Board of Directors.

  Certain of the agreements provide that the employee is entitled to participate in certain specified insurance, retirement, compensation and benefit plans if such plans are made available to other specified executives of the Company.

  Term. The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Milne (five years), and Mr. Nolan (three years). The employment agreement with Mr. Hicks provides for a term extending until November 2000. The employment agreements with Mr. Berry provides for a term of three years commencing on September 29, 1998, subject to automatic renewal so that at all times the balance of the term will not be less than two years.

  Termination and Severance. Under each of the agreements, the Company or the employee may at any time terminate the agreement, with or without cause. However, the Company is required to make severance payments to the extent described below.

  The employment agreements with Mr. Jacobs provides that the executive is entitled to severance benefits in the event that (i) his employment agreement is terminated by the Company without Cause (as defined in the employment agreement), (ii) the executive terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by the Company of its obligations thereunder, (iii) his employment is terminated as a result of death or (iv) the Company or the executive terminates the employment agreement due to the disability of the executive. The severance benefits include (a) a lump sum payment equal to 13.51 times the sum of the executive's annual base salary at the time of termination plus the highest annual cash bonus paid to the executive in the preceding three years (except the multiple is five rather than 13.51 if the termination is due to death or disability) and (b) the continuation of the executive's benefits for the remaining term. The term "Good Reason" is defined in the employment agreement and includes, among other things, the assignment to executive of any duties inconsistent with, or a diminution of, executive's position, duties, titles, offices, responsibilities, and status with the Company or any removal of the executive from his current positions or any failure to reelect the executive to his current positions.

  The employment agreement with Mr. Milne contains a severance provision that is the same as described above for Mr. Jacobs, except that the severance benefit is equal to (a) a lump sum payment equal to five times the sum of the executive's annual base salary at the time of termination plus the highest annual bonus paid to the executive in the preceding three years and (b) the continuation of the executive's benefits for the remaining term. The agreement with Mr. Milne also provides for a greater severance payment under certain circumstances as described in the second following paragraph.

  The employment agreement with Mr. Hicks provides that the executive is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by the Company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement). The agreement with Mr. Hicks also provides for a greater severance payment under certain circumstances as described in the following paragraph.

  The employment agreements with Messrs. Hicks, Milne and Nolan provide that the executive is entitled to a specified severance payment, if the executive resigns (or his employment is otherwise terminated) within 90 days after Mr. Jacobs terminates his employment agreement for Good Reason (which for this purpose means the assignment to Mr. Jacobs of any duties inconsistent with, or a diminution of, his position, duties, titles, offices, responsibilities, and status with the Company or any removal of Mr. Jacobs from his current positions or any failure to reelect Mr. Jacobs to his current positions). The specified severance payment is equal to a specified multiple of the sum of (x) the executive's annual Base Salary in effect at the time of termination plus
(y) the highest annual cash bonus (if any) paid by the Company to the executive during the three-year period preceding the date of termination. The specified multiple used for calculating the severance payment is 9.655, in the case of Mr. Hicks, 10.91, in the case of Mr. Milne, and 8.67 in the case of Mr. Nolan.

  The employment agreement with Mr. Berry provides that if the employment agreement is terminated by the Company without Cause (as defined in the employment agreement), the executive is entitled to continue receiving from the Company his then current monthly base salary and benefits over the balance of the term.

  The employment agreements with Messrs. Jacobs, Hicks, Milne and Nolan also provide that if any portion of the required severance payment to the executive constitutes an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not be deductible by the Company.

  Options. Each of the agreements provides that all stock options at any time to be granted to the executive will automatically vest upon a change of control of the Company (as defined in the agreement).

  Other Provisions. The agreement with Mr. Hicks provides that at each annual meeting of the stockholders of the Company which occurs during the term of the agreement and at which Mr. Hicks' term as director would be scheduled to expire, the Company will nominate Mr. Hicks for re-election as a director.

          Compensation Committee Interlocks and Insider Participation

  The members of the Company's Compensation/Stock Option committee are Messrs. DeFeo, Heckmann and Tsai. None of these directors has ever been an officer or employee of the Company or its subsidiaries. Except as described below, in 1999 none of these directors had any relationship with the Company requiring disclosure under applicable rules of the SEC.

  The Company has from time to time purchased equipment from Terex Corporation ("Terex") and may do so in the future. Mr. DeFeo is the chief executive officer and a director of Terex. The Company purchased approximately $15.0 million of equipment from Terex in 1999.

                             CERTAIN TRANSACTIONS

  The Company paid to Apollo (i) $3.0 million of fees in connection with the sale of the Company's Series A Perpetual Convertible Preferred Stock in January 1999 and (ii) $1.0 million of fees in connection with the sale of the Company's Series B Perpetual Convertible Preferred Stock in September 1999.

  In connection with the Company's merger with U.S. Rentals, the Company assumed a demand note payable to Richard D. Colburn, who became a director of the Company following the merger. Interest paid on this note amounted to $0.6 million in 1999. The outstanding balance of this note, which amounted to $21.5 million, was repaid in full in April 1999.

  As described under "Compensation Committee Interlocks and Insider Participation," the Company purchases certain equipment from Terex. Ronald M. DeFeo, a director of the Company, is chief executive officer and a director of Terex.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation/Stock Option Committee (the "Compensation Committee") of the Board of Directors of the Company is responsible for developing, and recommending to the Board of Directors, the Company's compensation policies for executives of the Company. The goals of the Company's compensation policy are to (i) offer competitive compensation that will attract and retain the type of high caliber executives that the Company requires in order to achieve its objectives, (ii) motivate executives to achieve the Company's business objectives and (iii) align the interests of executives with the long-term interests of the Company and its stockholders. The Company has primarily used base salary, cash bonuses and, in some years, stock options to meet these goals. The Compensation Committee believes that there is necessarily an element of subjectivity in establishing compensation levels for the Company's executives and to date has not followed specific objective performance criteria when establishing such compensation levels.

  The compensation paid in 1999 to the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above consisted of base salary and a cash bonus. The compensation level for each of these executives in 1999 was based on the Compensation Committee's evaluation of a number of factors, including the executive's position and responsibilities, service and accomplishments and present and future value to the Company.

  In connection with its evaluation, the Compensation Committee noted the respective contribution of each executive to various achievements of the Company in 1999, including: (i) revenues increased 83% to $2.23 billion in 1999 from $1.22 billion in 1998, (ii) net income (excluding costs related to a terminated tender offer, extraordinary items and merger-related expenses) increased 65% to $153.4 million in 1999 from $72.8 million in 1998 and (iii) operating margin (excluding costs related to a terminated tender offer, extraordinary items and merger related expenses) increased to 18.7% in 1999 from 15.8% in 1998.

                                          Members of the Compensation/Stock
                                          Option Committee

                                          Richard J. Heckmann
                                          Ronald M. DeFeo
                                          Gerald Tsai, Jr.

                               PERFORMANCE GRAPH

  The following performance graph compares the cumulative total return, during the period December 18, 1997 (date of the Company's initial public offering) to December 31, 1999, of the Company's Common Stock to the cumulative total return of (i) the Standard & Poor's 500 Index and (ii) Deutsche Banc Alex. Brown U.S. Equipmental Rental Index. The comparison in the graph assumes the investment of $100 in the Company's Common Stock and the aforementioned indexes on December 18, 1997, and the reinvestment of all dividends.

                                Deutsch Banc Alex. Brown
                                   U.S.\Equipment Rental   Standard & Poor's 500
          United Rentals               Index                    Index
12/18/97          100                      100                      100
12/31/97          129                      115                      102
12/31/98          221                      129                      129
12/31/99          127                      105                      154

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.

  Based solely upon review of the copies of such reports furnished to the Company and written representations from certain of the Company's executive officers and directors that no other such reports were required, the Company believes that during the period from January 1, 1999 through December 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2000, subject to ratification by the stockholders. Ernst & Young LLP has audited the financial statements of the Company since its inception.

  In the event that the stockholders fail to ratify this reappointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this reappointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its stockholders.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

  Ratification of the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2000 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series A Preferred will be treated as the equivalent of 40 shares and each share of B-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the Meeting will not be counted for purposes of determining whether such ratification has been approved.

  The Board of Directors recommends that the stockholders vote FOR such ratification (designated as Proposal 2 on the enclosed proxy card).

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

Notice Required to Include Proposals in the Company's Proxy Statement

  The Company will review for inclusion in next year's proxy statement shareholder proposals received by January 1, 2001. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to the Secretary of the Company, Five Greenwich Office Park, Greenwich, Connecticut 06830.

Notice Required to Bring Business Before an Annual Meetings

  The Company's By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2001 Annual Meeting of Stockholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in the Company's By-laws and must be received at the Company's principal executive offices by the deadline specified above.

  If a stockholder notifies the Company after March 17, 2001, of an intention to present a proposal at the 2001 Annual Meeting of Stockholders (and for any reason the proposal is voted on at the meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any matter to be presented for action at the Meeting other than the proposals described herein. If any other matters not described herein should properly come before the Meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors' recommendations.

                             UNITED RENTALS, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Michael
J. Nolan or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the "Company") to be held on June 1, 2000 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.

                        (To be Signed on Reverse Side)

--------------------------------------------------------------------------------

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

[X]Please mark your votes
   as in this example.


1.     Election of            For     withheld      Nominees:
       Directors              [_]     [_]           William F. Berry
                                                    Ronald M. DeFeo
                                                    Richard J. Heckmann


For, except vote withheld from the following nominees:


2.  Ratification of Appointment of                  For  Against    Abstain
    Independent Auditors                            [_]  [_]        [_]



SIGNATURES(S)                                   DATE
             -----------------------------------    ----------------------------
NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.